Exhibit (r)(1)

JOINT CODE OF ETHICS

FOR

FIDUS INVESTMENT CORPORATION,

FIDUS MEZZANINE CAPITAL, L.P., AND

FIDUS INVESTMENT ADVISORS, LLC

SECTION I - STATEMENT OF GENERAL FIDUCIARY PRINCIPLES

This Joint Code of Ethics (the “Code”) has been adopted by each of Fidus Investment Corporation (the “Corporation”), Fidus Mezzanine Capital, L.P. (the “Fund”), and Fidus Investment Advisors, LLC, the Corporation’s and the Fund’s investment advisor (the “Advisor”), in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “Act”). The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Corporation or of the Fund may abuse their fiduciary duty to the Corporation or to the Fund, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed.

The Code is based on the principle that the directors and officers of the Corporation, the general partner, director and officers of the Fund, and the managers, partners, officers and employees of the Advisor, who provide services respectively to the Corporation or to the Fund, owe a fiduciary duty to the Corporation or to the Fund to conduct their personal securities transactions in a manner that does not interfere with the Corporation’s or the Fund’s transactions or otherwise take unfair advantage of their relationship with the Corporation or with the Fund. All directors, managers, partners, officers and employees of the Corporation, the Fund and the Advisor (“Covered Personnel”) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them. Any Covered Personnel who is affiliated with another entity that is a registered investment advisor is, in addition, expected to comply with the provisions of the code of ethics that has been adopted by such other investment advisor.

Technical compliance with the Code will not automatically insulate any Covered Personnel from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to the Corporation. Accordingly, all Covered Personnel must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Corporation and its shareholders or the interests of the Fund and its partners. In sum, all Covered Personnel shall place the interests of the Corporation or of the Fund, respectively, before their own personal interests.

All Covered Personnel must read and retain this Code.

SECTION II - DEFINITIONS

(A) “Access Person” means any director, officer, general partner or Advisory Person (as defined below) of the Corporation, the Fund, or the Advisor.

(B) An “Advisory Person” of the Corporation, the Fund, or the Advisor means: (i) any director, officer, general partner or employee of the Corporation, the Fund, or the Advisor, or any company in a Control (as defined below) relationship to the Corporation, the Fund, or the Advisor, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by the Corporation or by the Fund, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Corporation, the Fund, or the Advisor, who obtains information concerning recommendations made to the Corporation or the Fund with regard to the purchase or sale of any Covered Security by the Corporation or the Fund.

(C) “Beneficial Interest” includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice. A beneficial interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributes economic support.

(D) “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “1934 Act”) in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder. This means that Access Persons should generally consider themselves to have Beneficial Ownership in any securities in which each has a direct pecuniary interest, which includes securities held by a family members of Access Persons. In addition, Access Persons should consider themselves to have Beneficial Ownership in any securities held by other persons where, by reason of any contract, arrangement, understanding or relationship, such Access Persons have sole or shared voting or investment power.

(E) “Chief Compliance Officer” means the Chief Compliance Officer of the Corporation and of the Fund (who also may serve as the compliance officer of the Advisor and/or one or more affiliates of the Advisor).

(F) “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act. This means that Access Persons having the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or indirectly through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company. Any person who does not own beneficially, either directly or indirectly through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed not to control such company.

(G) “Covered Security” means a security as defined in Section 2(a)(36) of the Act, which includes: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Except that “Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the Act. References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(H) “Independent Director” means a director of the Corporation or the Fund who is not an “interested person” of the Corporation or of the Fund within the meaning of Section 2(a)(19) of the Act.

(I) “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(J) “Investment Personnel” of the Corporation, the Fund or the Advisor means: (i) any employee of the Corporation, the Fund or the Advisor (or of any company in a Control relationship to the Corporation, the Fund or the Advisor) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Corporation; and (ii) any natural person who controls the Corporation, the Fund or the Advisor and who obtains information concerning recommendations made to the Corporation regarding the purchase or sale of securities by the Corporation.

(K) “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(L) “Purchase or Sale of a Covered Security” is broad and includes, among other things, the writing of an option to purchase or sell a Covered Security.

(M) “Security Held or to be Acquired” by the Corporation or by the Fund means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Corporation or by the Fund; or (B) is being or has been considered by the Corporation, the Fund or the Advisor for purchase by the Corporation or the Fund, respectively; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for a Covered Security.

(N) “17j-1 Organization” means the Corporation, the Fund, or the Advisor, as the context requires.

SECTION III - OBJECTIVE AND GENERAL PROHIBITIONS

Covered Personnel may not engage in any investment transaction under circumstances in which the Covered Personnel benefits from or interferes with the purchase or sale of investments by the Corporation. In addition, Covered Personnel may not use information concerning the investments or investment intentions of the Corporation or of the Fund, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Corporation or of the Fund.

Covered Personnel may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Corporation or by the Fund. In this regard, Covered Personnel should recognize that Rule 17j-1 makes it unlawful for any Access Person, including any affiliated person of the Corporation, the Fund or any affiliated person of an investment advisor for the Corporation or for the Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Corporation or the Fund to:

(i) employ any device, scheme or artifice to defraud the Corporation or the Fund;

(ii) make any untrue statement of a material fact to the Corporation or to the Fund or omit to state to the Corporation or to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Corporation or upon the Fund; or

(iv) engage in any manipulative practice with respect to the Corporation or the Fund.

Covered Personnel should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by Section IX below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

SECTION IV - PROHIBITED TRANSACTIONS

(A) An Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Security, and may not sell or otherwise dispose of any Covered Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that: (1) the Corporation or the Fund has purchased or sold the Covered Security within the last 15 calendar days, or is purchasing or selling or intends to purchase or sell the Covered Security in the next 15 calendar days; or (2) the Advisor has within the last 15 calendar days considered purchasing or selling the Covered Security for the Corporation or for the Fund or within the next 15 calendar days intend to consider purchasing or selling the Covered Security for the Corporation or for the Fund.

(B) Investment Personnel of the Corporation, the Fund, or the Advisor must obtain approval from the Corporation, the Fund, or the Advisor, as the case may be, before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering. Such approval must be obtained from the Chief Compliance Officer, unless he or she is the person seeking such approval, in which case it must be obtained from the President or the General Partner, as appropriate, of the 17j-1 organization. A sample pre-approval request form is attached hereto as Schedule A, and is available upon request from the CCO or a Compliance Representative. A record of such approval (or denial) by the CCO and a brief description of the reasoning supporting such decision will be maintained in accordance with the recordkeeping requirements of the Act.

(C) No Access Person shall recommend any transaction in any Covered Securities by the Corporation or the Fund without having disclosed to the Chief Compliance Officer his or her interest, if any, in such Covered Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of such issuer; any contemplated transaction by the Access Person in such Covered Securities; any position the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party which the Access Person has a significant interest).

(D) No Access Person shall conduct a transaction in any Security issued by the Company during a closed trading window. Trading windows are generally closed two weeks prior to quarter end, and generally re-open three trading days following the filing of the Company’s quarterly report on Form 10-Q, or annual report on Form 10-K, as applicable, with the SEC. Except with the express written consent of the Corporation’s or the Fund’s CCO, all Access Persons are prohibited from buying or selling options on, or futures or other derivatives related to, shares issued by the Corporation or the Fund, and are likewise prohibited from selling short shares of the Corporation or the Fund.

SECTION V - REPORTS BY ACCESS PERSONS

(A) Personal Securities Holdings Reports.

All Access Persons shall within 10 days of the date on which they become Access Persons (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person), and thereafter, within 30 days after the end of each calendar year (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person), disclose the title, number of shares and principal amount of all Covered Securities in which they have any direct or indirect Beneficial Ownership as of the date the person became an Access Person, in the case of such person’s initial report, and as of the last day of the year, as to annual reports. A form of the report required for new Access Persons, which is hereinafter called a “Personal Securities Holdings Report,” is attached as Schedule B. A form of the report required on an annual basis, which is hereinafter called an “Annual Securities Holdings Report,” is attached as Schedule D and is discussed in more detail below. Each Personal Securities Holdings Report and Annual Securities Holdings Report must also disclose the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person or as of the last day of the year, as the case may be. Each Personal Securities Holdings Report and Annual Securities Holdings Report shall state the date it is being submitted.

(B) Quarterly Transaction Reports.

Within 30 days after the end of each calendar quarter, each Access Person shall make a written report to the Chief Compliance Officer of all transactions occurring in the quarter in a Covered Security in which he or she had any direct or indirect Beneficial Ownership. In the report, each Access Person shall include information regarding any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person. A form of such report, which is hereinafter called a “Quarterly Securities Transaction Report,” is attached as Schedule C.

A Quarterly Securities Transaction Report shall be in the form of Schedule C or such other form approved by the Chief Compliance Officer and must contain the following information with respect to each reportable transaction:

(1) Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(2) Title, interest rate and maturity date (if applicable), number of shares and principal amount of each Covered Security involved and the price of the Covered Security at which the transaction was effected;

(3) Name of the broker, dealer or bank with or through whom the transaction was effected; and

(4) The date the report is submitted by the Access Person.

The Quarterly Securities Transaction Report in the form of Schedule C or such other form approved by the Chief Compliance Officer must also contain the following information with respect to each reportable brokerage account:

(1) The name of the broker, dealer or bank with whom the Access Person established the account;

(2) The date the account was established; and

(3) the Date that the report is submitted by the Access Person.

(C) Annual Securities Holdings Report

Within thirty (30) days of the end of each calendar year, each Access Person must complete an Annual Securities Holdings Report (which information must be current as of a date no more than 45 days before the certification is submitted), in a form designated by the Chief Compliance Officer, with respect to the holdings of Covered Securities. A form of such report is attached hereto as Schedule D.

(D) Independent Directors.

Notwithstanding the reporting requirements set forth in this Section V, an Independent Director who would be required to make a report under this Section V solely by reason of being a director of the Corporation or of the Fund is not required to file a Personal Securities Holding Report upon becoming a director of the Corporation or of the Fund or an annual Personal Securities Holding Report. Such an Independent Director also need not file a Quarterly Securities Transaction Report unless such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Corporation or of the Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the director such Covered Security is or was purchased or sold by the Corporation, the Fund or the Investment Advisor or the Corporation, the Fund, or the Advisor considered purchasing or selling such Covered Security.

(E) Access Persons of the Advisor.

An Access Person of the Advisor need not make a Personal Securities Holdings Report, Quarterly Transaction Report or an Annual Securities Holdings Report if all of the information in the report would duplicate information required to be recorded pursuant to Rule 204-2(a)(13) under the Investment Advisers Act of 1940, as amended.

(F) Brokerage Accounts and Statements.

An Access Person need not make a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by the

Corporation, the Fund or the Advisor with respect to the Access Person within 30 days after the end of each calendar quarter, if all of the information required by the Quarterly Transaction Report is contained in the broker trade confirmations or account statements, or in the records of the Corporation, the Fund or the Advisor.

(G) Form of Reports.

A Quarterly Securities Transaction Report may consist of broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.

(H) Responsibility to Report.

Access persons will be informed of their obligations to report, however, it is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section V. Any effort by the Corporation, the Fund, or by the Advisor and its affiliates, to facilitate the reporting process does not change or alter that responsibility. A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(I) Where to File Reports.

All Quarterly Securities Transaction Reports and Personal Securities Holdings Reports must be filed with the Chief Compliance Officer.

(J) Disclaimers.

Any report required by this Section V may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

SECTION VI - ADDITIONAL PROHIBITIONS

(A) Confidentiality of the Corporation’s Transactions.

Until disclosed in a public report to shareholders or to the Securities and Exchange Commission in the normal course, all information concerning the securities “being considered for purchase or sale” by the Corporation or the Fund shall be kept confidential by all Covered Personnel and disclosed by them only on a “need to know” basis. It shall be the responsibility of the Chief Compliance Officer to report any inadequacy found in this regard to the directors of the Corporation or the Fund, as applicable.

(B) Outside Business Activities and Directorships.

Access Persons may not engage in any outside business activities that may give rise to conflicts of interest or jeopardize the integrity or reputation of the Corporation or the Fund.

Similarly, no such outside business activities may be inconsistent with the interests of the Corporation or the Fund. All directorships of public or private companies held by Access Persons shall be reported to the Chief Compliance Officer. Upon request, the Chief Compliance Officer can provide an Outside Business Activity report form that may be used to notify of such activity.

(C) Gratuities.

Covered Personnel shall not, directly or indirectly, take, accept or receive gifts or other consideration in merchandise, services or otherwise of more than nominal value from any person, firm, corporation, association or other entity other than such person’s employer that does business, or proposes to do business, with the Corporation or the Fund.

SECTION VII - PROHIBITION AGAINST INSIDER TRADING

This Section is intended to prevent the misuse of material, non-public information by its associated persons. It applies to all Advisory Persons. Trading securities while in possession of material, non-public information, or improperly communicating that information to others, may expose an Advisory Person to severe penalties. Criminal sanctions may include a fine of up to $5,000,000 and/or twenty years imprisonment. The SEC can recover the profits gained or losses avoided through the violative trading, a penalty of up to three times the illicit windfall, and an order permanently barring an Advisory Person from the securities industry. Finally, an Advisory Person may be sued by investors seeking to recover damages for insider trading violations.

(A) No Advisory Person may trade a security, either personally or on behalf of any other person or account (including any fund), while in possession of material, non-public information concerning that security or the issuer thereof, nor may any Advisory Person communicate material, non-public information to others in violation of the law.

(B) Information is “material” where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a security. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, an Advisory Person should direct any questions about whether information is material to the Chief Compliance Officer. Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information may also relate to the market for a company’s securities. Information about a significant order to purchase or sell Securities may, in some contexts, be material. Pre-publication information regarding reports in the financial press may also be material.

(C) Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

(D) An Advisory Person, before executing any trade for himself or herself, or others, including the Corporation or the Fund, or other accounts managed by the Advisor or by a stockholder of the Advisor, or any affiliate of the stockholder (“Client Accounts”), must determine whether he or she has material, non-public information. Any Advisory Person who believes he or she is in possession of material, non-public information must take the following steps:

(1)	Report the information and proposed trade immediately to the Chief Compliance Officer.

(2)	Do not purchase or sell the securities on behalf of anyone, including Client Accounts.

(3)	Do not communicate the information to any person, other than to the Chief Compliance Officer.

After the Chief Compliance Officer has reviewed the issue, the Chief Compliance Officer will determine whether the information is material and non-public and, if so, what action the Advisory Person should take. An Advisory Person must consult with the Chief Compliance Officer before taking any further action. This degree of caution will protect the Advisory Person and the Advisor.

(E) To prevent and detect insider trading from occurring, the Chief Compliance Officer shall prepare and maintain a “Restricted List” in order to monitor and prevent the occurrence of insider trading in certain securities that Access Persons are prohibited or restricted from trading. The Chief Compliance Officer manages, maintains and updates the Restricted List to actually restrict trading (no buying, no selling, no shorting, no trading, etc.) in the securities of specific issuers for personal accounts and on behalf Advisor’s clients. Before executing any trade for himself or herself, Advisory Persons are required to determine whether the transaction involves a security on the Restricted List. Advisory Persons are prohibited from trading any security which appears on the Restricted List, except that, with prior approval, an Advisory Person may sell securities which were not on the Restricted List when acquired (or which were acquired at a time when the Advisory Person was not subject to such restrictions). The Restricted List must be maintained strictly confidential and not disclosed to anyone outside of the Advisor and the Corporation or the Advisor and the Fund, as applicable.

(F) Contacts with public companies will sometimes be a part of an Advisor’s research efforts. Persons providing investment advisory services to the Corporation may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an Advisory Person becomes aware of material, non-public information. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, the Advisor must make a judgment as to its further conduct. To protect yourself, clients and the Advisor, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, non-public information.

SECTION VIII - ANNUAL CERTIFICATION

(A) Access Persons.

Access Persons who are directors, managers, officers or employees of the Corporation, the Fund, or the Advisor shall be required to certify annually that they have read this Code and that they understand it and recognize that they are subject to it. Further, such Access Persons shall be required to certify annually that they have complied with the requirements of this Code. A copy of the form annual acknowledgement is attached hereto as Schedule D.

(B) Board Review.

No less frequently than annually, the Corporation, the Fund, and the Advisor must furnish to the Corporation’s and the Fund’s board of directors, and the respective board must consider, a written report that: (A) describes any issues arising under this Code or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (B) certifies that the Corporation, the Fund, or the Advisor, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

SECTION IX - SANCTIONS

Any violation of this Code shall be subject to the imposition of such sanctions by the 17j-1 Organization as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 and this Code. The sanctions to be imposed shall be determined by the board of directors, including a majority of the Independent Directors, provided, however, that with respect to violations by persons who are directors, managers, officers or employees of the Advisor (or of a company that controls the Advisor), the sanctions to be imposed shall be determined by the Advisor (or the controlling person thereof). Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Corporation or the Fund and the more advantageous price paid or received by the offending person.

SECTION X - ADMINISTRATION AND CONSTRUCTION

(A) The administration of this Code shall be the responsibility of the Chief Compliance Officer.

(B) The duties of the Chief Compliance Officer are as follows:

(1) Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are officers or employees of the Advisor or of any company that controls the Advisor, and informing all Access Persons of their reporting obligations hereunder;

(2) On an annual basis, providing all Covered Personnel a copy of this Code and informing such persons of their duties and obligations hereunder including any supplemental training that may be required from time to time;

(3) Maintaining or supervising the maintenance of all records and reports required by this Code;

(4) Preparing listings of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Securities Transaction Reports and reviewing such transactions against a listing of all transactions effected by the Corporation and the Fund;

(5) Issuance either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1 and this Code;

(6) Conduct such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the board of directors of the Corporation and of the Fund, as applicable;

(7) Submission of a report to the board of directors of the Corporation and the Fund, no less frequently than annually, a written report that describes any issues arising under the Code since the last such report, including but not limited to the information described in Section VIII (B); and

(C) The Chief Financial Officer shall maintain and cause to be maintained in an easily accessible place at the principal place of business of the 17j-1 Organization, the following records:

(1) A copy of all codes of ethics adopted by the Corporation, the Fund, or the Advisor and its affiliates, as the case may be, pursuant to Rule 17j-1 that have been in effect at any time during the past five (5) years;

(2) A record of any violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

(3) A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

(4) A copy of each report made by the Chief Compliance Officer to the board of directors for two (2) years from the end of the fiscal year of the Corporation in which such report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

(5) A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to the Rule and this Code of Ethics, or who are or were responsible for reviewing such reports;

(6) A copy of each report required by Section VIII (B) for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

(7) A record of any decision, and the reasons supporting the decision, to approve the acquisitions by Investment Personnel of securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

(D) This Code may not be amended or modified except in a written form that is specifically approved by majority vote of the Independent Directors.

This Joint Code of Ethics, originally adopted in its amended form on June 14, 2011, is annually reviewed and approved by the Board of Directors of the Corporation and of the Fund and the Board of Managers of the Advisor, including a majority, respectively, of the Independent Directors of the Corporation and the Fund.

Schedule A

PRE-CLEARANCE FORM

Use this form to request pre-clearance of a transaction to purchase a Limited Offering, Initial Public Offering or to purchase or sell a security issued by an issuer appearing on the Portfolio or Pipeline Reports. Please submit this form, together with a copy of the Limited Offering documentation to the Chief Compliance Officer of the Corporation, the Fund or the Advisor, as applicable, at least five (5) business days before the planned investment.

Employee Name:                                                                                                       Date:

Issuer/Investment Name:

Terms of Purchase (price, purchaser – individual, joint, entity, etc.):

Proposed Transaction Date:

How did you learn about this opportunity?

Related to a Portfolio or Pipeline security?

Approved:                                                                                                                     Date:

Not Approved:                                                                                                             Date:

Comments:

SCHEDULE B

EMPLOYEE INITIAL SECURITIES HOLDINGS REPORT AND CERTIFICATION

(This form must be completed and returned within 10 days of hire)

Statement to Fidus by:                                  (please print your full name) Hire Date:

As of the date appearing above, the following are each and every Reportable Security1 (Securities other than Exempt Securities2) and account in which I have a direct or indirect Beneficial Ownership or other Beneficial Interest. For purposes of this report, the term Beneficial Ownership or Beneficial Interest shall mean ownership of securities or securities accounts by or for the benefit of a person, or such person’s Family Member, including any account in which the Employee or Family Member of that person holds a direct or indirect beneficial interest, or retains discretionary investment authority or other investment authority (e.g., a power of attorney). In lieu of listing every required holding, an Employee may attach copies of order confirmations or account statements covering every reportable transaction as of the date appearing above, or a date no more than 45 days prior to the date above. Notwithstanding this accommodation, it remains the Employee’s sole responsibility to ensure that the required information is provided that accurately and completely reflects and discloses all required holdings as of the date appearing above.

☐	I have no holdings to report.

Name of Security/Type of Security	Exchange ticker or CUSIP No.	Amount (No of Shares and Principal Amount)	Nature of Interest (Direct Ownership, Indirect Ownership, Spouse, Control, Etc.)	Broker, Dealer or Bank acting as Broker

I certify that the securities listed above, are the only Reportable Securities in which I or any Family Member (as defined above) have a direct or indirect Beneficial Ownership interest, and I further certify that I have read, understand, and agree to be bound by the Joint Code and, if I am a Supervised Person of the Advisor, the Advisor’s Code.

Employee Signature:                                 Date:

Reviewed by:                                          Date:

1 Reportable Security means every Covered Security (as defined in the Joint Code of Ethics for Fidus Investment Corporation, Fidus Mezzanine Capital, L.P and Fidus Investment Advisors, LLC (the “Joint Code”)) and, if the reporting person is an Access Person of the Advisor (as defined in Fidus Investment Advisors, LLC Code of Ethics (the “Advisor’s Code” and collectively with the Joint Code, the “Codes”)), every Reportable Security (as defined in the Advisor’s Code) in which an Employee or a Family Member (as defined below) has a Beneficial Ownership (as defined in the Codes) or other Beneficial Interest (as defined in the Codes) except that a Reportable Security shall not include an Exempt Security, as defined below. The term “Family Member” means any person’s spouse, child or other relative, whether related by blood, marriage or otherwise, who either resides with, or is financially dependent upon, or whose investments are controlled by that person and any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the person, such as a “significant other.” The term “Employee” includes employees of the Corporation, the Fund, or the Advisor.

2 Exempt Security is any security that falls into any of the following categories: (i) registered open-end mutual fund shares, unless it is a Reportable Fund (as defined in the Advisor’s Code); (ii) security purchases or sales that are part of an automatic dividend reinvestment plan (e.g., DRIP accounts, etc.); (iii) College Direct Savings Plans (e.g., NY 529 College Savings Program, etc.); (iv) if you are completing the form pursuant to the Advisor’s Code, open-end Unit Investment Trusts that hold securities in proportion to a broad based market index (e.g., QQQ, Spiders), unless it is a Reportable Fund; (v) bankers acceptances, bank certificates of deposit or time deposits, commercial paper and other short term high quality debt instruments with one year or less to maturity; (vi) treasury obligations (e.g., T-Bills, Notes and Bonds) or other securities issued/guaranteed by the US Government, its agencies, or instrumentalities (e.g., FNMA, GNMA, etc.) and (v) if you are completing this form pursuant to the Advisor’s Code, shares issued by money market funds.

SCHEDULE C

EMPLOYEE QUARTERLY TRANSACTION REPORT

(Must be submitted no later than 30 days after the end of the first three Calendar Quarters: March, June, September)

Statement to Fidus by                                                           (Please print your full name)

The following are all of my transactions in Reportable Securities (not including Exempt Securities) effected during this quarter. In lieu of listing every required transaction, an Employee may attach copies of order confirmations or account statements covering every reportable transaction for the period or may arrange with their broker-dealer to have them automatically forwarded to Fidus. Notwithstanding this accommodation, it remains the Employee’s sole responsibility to ensure that the required information is provided that accurately and completely reflect and disclose all reportable transactions during the period.

Title of Security	Exchange Ticker or CUSIP No.	No. of Shares	Principal Amt	Trade Date	Interest Rate and Maturity Date	Nature of Transaction (Purchase, Sale, etc.)	Price	Broker, Dealer or Bank Involved	Nature of Ownership (Direct Ownership, Indirect Ownership, Spouse, Control, etc.)

Please check all that apply:

During this quarter, I had no transactions in any Reportable Securities.

All of my Reportable Securities transactions (if any) are reflected in brokerage statements and trade confirmations that are attached or automatically forwarded to Fidus.

In addition to the Reportable Securities transactions listed in my brokerage statements and confirmations which are attached or automatically forwarded to the Fidus, I engaged in the Reportable Securities transactions listed above.

See footnotes on following page.

SCHEDULE C

EMPLOYEE QUARTERLY TRANSACTION REPORT, continued

(Must be submitted no later than 30 days after the end of the first three Calendar Quarters: March, June, September)

Since the prior quarterly report, I have opened or closed the following accounts (including brokerage accounts and bank accounts in which any securities were held during the quarter for the direct or indirect benefit of the Access Person): (If none, leave blank)

Account Name and Number	Firms Through Which Transactions Are Effected	Date Account Opened or Closed

Except as noted below, I am not aware of any personal conflict of interest which may involve any investor or client of the Corporation, the Fund, or the Advisor, such as the existence of any economic relationship between my personal securities trading or holdings and securities/transactions involving any investor or client of the Corporation, the Fund, or the Advisor. The names and affiliations of Family Members not previously reported to the CCO who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of the Corporation, Fund, or Advisor personnel in the discharge of their duties are as follows: (If none, leave blank)

Name	Relationship	Affiliations

I certify that the information provided in this report is complete and accurate.

Employee Signature:                                                                Date:                              Reviewed by:

Date:

1 Reportable Security means every Covered Security (as defined in the Joint Code of Ethics for Fidus Investment Corporation, Fidus Mezzanine Capital, L.P and Fidus Investment Advisors, LLC (the “Joint Code”)) and, if the reporting person is an Access Person of the Advisor (as defined in Fidus Investment Advisors, LLC Code of Ethics (the “Advisor’s Code” and collectively with the Joint Code, the “Codes”)), every Reportable Security (as defined in the Advisor’s Code) in which an Employee or a Family Member (as defined below) has a Beneficial Ownership (as defined in the Codes) or other Beneficial Interest (as defined in the Codes) except that a Reportable Security shall not include an Exempt Security, as defined below. The term “Family Member” means any person’s spouse, child or other relative, whether related by blood, marriage or otherwise, who either resides with, or is financially dependent upon, or whose investments are controlled by that person and any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the person, such as a “significant other.” The term “Employee” includes employees of the Corporation, the Fund, or the Advisor.

2 Exempt Security is any security that falls into any of the following categories: (i) registered open-end mutual fund shares, unless it is a Reportable Fund (as defined in the Advisor’s Code); (ii) security purchases or sales that are part of an automatic dividend reinvestment plan (e.g., DRIP accounts, etc.); (iii) College Direct Savings Plans (e.g., NY 529 College Savings Program, etc.); (iv) if you are completing the form pursuant to the Advisor’s Code, open-end Unit Investment Trusts that hold securities in proportion to a broad based market index (e.g., QQQ, Spiders), unless it is a Reportable Fund; (v) bankers acceptances, bank certificates of deposit or time deposits, commercial paper and other short term high quality debt instruments with one year or less to maturity; (vi) treasury obligations (e.g., T-Bills, Notes and Bonds) or other securities issued/guaranteed by the US Government, its agencies, or instrumentalities (e.g., FNMA, GNMA, etc.) and (v) if you are completing this form pursuant to the Advisor’s Code, shares issued by money market funds.

SCHEDULE D

FOURTH QUARTER SECURITIES TRANSACTION & ANNUAL HOLDINGS REPORT

(Must be submitted no later than 30 days after the end of each Calendar Year)

Statement to Fidus by                     (Please print your full name)

I certify that the following are all of my transactions (whether direct or indirect in nature) in Reportable Securities1 (Securities other than Exempt Securities2) effected during the fourth quarter of the calendar year, and in connection with previously filed Quarterly Securities Transaction Reports, reflect all reportable transactions effected during the calendar year. In lieu of listing every required transaction, an Employee may attach a copy of the confirmation or account statement covering every reportable transaction for the period. Notwithstanding this accommodation, it remains the Employee’s sole responsibility to ensure that the required information reflected in those documents is accurate and completely discloses all reportable transactions during the period.

Title of Security	Exchange Ticker or CUSIP No.	No. of Shares	Principal Amt	Trade Date	Interest Rate and Maturity Date	Nature of Transaction (Purchase, Sale, etc.)	Price	Broker, Dealer or Bank Involved	Nature of Ownership (Direct Ownership, Spouse, Control, etc.)

Please check all that apply:

During this quarter, I had no transactions in any Reportable Securities.

All of my Reportable Securities transactions (if any) are reflected in brokerage statements and trade confirmations that are attached or automatically forwarded to Fidus.

In addition to the Reportable Securities transactions listed in my brokerage statements and confirmations which are attached or automatically forwarded to Fidus, I engaged in the Reportable Securities transactions listed above.

See footnotes on following page.

SCHEDULE D

FOURTH QUARTER SECURITIES TRANSACTION & ANNUAL HOLDINGS REPORT, continued

(Must be submitted no later than 30 days after the end of each Calendar Year)

Since the prior quarterly report, I have opened or closed the following accounts (including brokerage accounts and bank accounts in which any securities were held since the prior quarterly report for the direct or indirect benefit of the Access Person)): (If none, leave blank)

Account Name and Number	Firms Through Which Transactions Are Effected	Date Account Opened or Closed

I certify that the following are all holdings of Reportable Securities (Securities other than Exempt Securities) Beneficially Owned by me or in which I have a Beneficial Interest as of the year end December 31, 20__.* In lieu of listing every required holding, an Employee may attach copies of account statements covering every reportable holding as of the date this report is submitted, or a date no more than 45 days prior to the date this report is submitted. Notwithstanding this accommodation, it remains the Employee’s sole responsibility to ensure that the required information is provided that accurately and completely reflects and discloses all required holdings as of the date this report is submitted.

Name of Security/Type of Security	Exchange Ticker or CUSIP No.	Amount (No of Shares and Principal Amount)	Nature of Interest Direct Ownership, Indirect Ownership, Spouse, Control, Etc.	Broker, Dealer or Bank acting as Broker

Please check all that apply:

As of the date appearing above, I have no holdings to report.

All of my Reportable Securities holdings (if any) are reflected in brokerage statements and trade confirmations that are attached or automatically forwarded to Fidus.

In addition to the Reportable Securities holdings listed in my brokerage statements and confirmations which are attached or automatically forwarded to the Fidus, I hold the Reportable Securities listed above.

See footnotes on following page.

SCHEDULE D

FOURTH QUARTER SECURITIES TRANSACTION & ANNUAL HOLDINGS REPORT, continued

(Must be submitted no later than 30 days after the end of each Calendar Year)

Except as noted below, I am not aware of any personal conflict of interest which may involve any investor or client of the Corporation, the Fund, or the Advisor, such as the existence of any economic relationship between my personal securities trading or holdings and securities/transactions involving any investor or client of the Corporation, the Fund, or the Advisor. The names and affiliations of Family Members not previously reported to the CCO who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of the Corporation, Fund, or Advisor personnel in the discharge of their duties are as follows: (If none, leave blank)

Name	Relationship	Affiliations

Finally, I certify that the information provided in this report is complete and accurate, that I have read, understand, and agree to be bound by the Joint Code, and if I am a Supervised Person of the Advisor (as defined in the Advisor’s Code), the Advisor’s Code and that I have complied with the Joint Code, and if I am a Supervised Person of the Advisor, the Advisor’s Code.

Employee Signature:                                                  Date:                         Reviewed by:

Date:

1 Reportable Security means every Covered Security (as defined in the Joint Code of Ethics for Fidus Investment Corporation, Fidus Mezzanine Capital, L.P and Fidus Investment Advisors, LLC (the “Joint Code”)) and, if the reporting person is an Access Person of the Advisor (as defined in Fidus Investment Advisors, LLC Code of Ethics (the “Advisor’s Code” and collectively with the Joint Code, the “Codes”)), every Reportable Security (as defined in the Advisor’s Code) in which an Employee or a Family Member (as defined below) has a Beneficial Ownership (as defined in the Codes) or other Beneficial Interest (as defined in the Codes) except that a Reportable Security shall not include an Exempt Security, as defined below. The term “Family Member” means any person’s spouse, child or other relative, whether related by blood, marriage or otherwise, who either resides with, or is financially dependent upon, or whose investments are controlled by that person and any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the person, such as a “significant other.” The term “Employee” includes employees of the Corporation, the Fund, or the Advisor.

2 Exempt Security is any security that falls into any of the following categories: (i) registered open-end mutual fund shares, unless it is a Reportable Fund (as defined in the Advisor’s Code); (ii) security purchases or sales that are part of an automatic dividend reinvestment plan (e.g., DRIP accounts, etc.); (iii) College Direct Savings Plans (e.g., NY 529 College Savings Program, etc.); (iv) if you are completing the form pursuant to the Advisor’s Code, open-end Unit Investment Trusts that hold securities in proportion to a broad based market index (e.g., QQQ, Spiders), unless it is a Reportable Fund; (v) bankers acceptances, bank certificates of deposit or time deposits, commercial paper and other short term high quality debt instruments with one year or less to maturity; and (vi) treasury obligations (e.g., T-Bills, Notes and Bonds) or other securities issued/guaranteed by the US Government, its agencies, or instrumentalities (e.g., FNMA, GNMA, etc.) and (v) if you are completing this form pursuant to the Advisor’s Code, shares issued by money market funds.